Marathon Oil Reports First Quarter 2021 Results
Generates Significant Free Cash Flow, Reduces Gross Debt, Raises Base Dividend

HOUSTON, May 5, 2021 - Marathon Oil Corporation (NYSE:MRO) reported first quarter 2021 net income of $97 million, or $0.12 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net income was $166 million, or $0.21 per diluted share. Net operating cash flow was $622 million, or $637 million before changes in working capital.

Highlights
•Strong financial and operational delivery with differentiated execution across all elements of business
–First quarter free cash flow of $443 million
–First quarter capital expenditures of $184 million; committed to capital discipline with no change to $1 billion 2021 capital expenditure budget
–Minimal production impact from Winter Storm Uri due to strong operational performance; first quarter oil production of 172,000 net bopd and first quarter oil-equivalent production of 345,000 net boed with no change to 2021 production guidance
•Acceleration of balance sheet enhancement and return of capital to investors
–Achieved initial gross debt reduction target of $500 million; now targeting at least $500 million of additional gross debt reduction, bringing total debt reduction target to at least $1 billion in 2021
–Raised quarterly base dividend over 30% from 3 cents per share to 4 cents per share
•Continued focus on ESG excellence
–Strong first quarter safety performance as measured by a Total Recordable Incident Rate (TRIR) of 0.231
–Reduced 2020 GHG emissions intensity2 by approximately 25% vs. 2019
–Appointed Holli Ladhani to the Board in March, the second new Director added this year; Board composition reflects continued commitment to refreshment, independence, and diversity

“First quarter was once again characterized by differentiated execution across all elements of our business, despite challenging operating conditions associated with Winter Storm Uri and the ongoing COVID-19 pandemic,” said Chairman, President, and CEO Lee Tillman. “I am especially proud of the commitment and dedication of our employees, as well as our strong safety performance to start the year. Our differentiated execution culminated in just under $450 million of free cash flow, with year-to-date free cash flow largely funding $500 million of gross debt reduction. Due to the strength and sustainability of our financial and operational performance, we are targeting additional gross debt reduction of at least $500 million this year and have also raised our quarterly base dividend. Our actions are fully consistent with our objective to return more than 30% of our operating cash flow to investors, as we successfully progress both balance sheet enhancement and direct return of capital. We believe that our commitment to ESG excellence and our transparent capital allocation framework that prioritizes free cash flow generation, a low enterprise free cash flow breakeven oil price, balance sheet improvement, and return of capital to investors is a recipe for success relative to both our E&P peer group and the broader S&P 500.”

ESG Excellence
SAFETY: Marathon Oil views safety as a core value and key component of its ESG performance. During the first quarter of 2021, the Company achieved an excellent start to the year for safety performance, as measured by a TRIR of 0.23.

ENVIRONMENTAL: During 2020 the Company made significant progress in improving its environmental performance, achieving an estimated 25% reduction to its GHG emissions intensity in comparison to the prior year, based on final calculations. This represents an improvement over preliminary estimates that had indicated an approximate 20% GHG emissions intensity reduction was achieved in 2020. The Company continues to work toward achieving its 2021 GHG intensity reduction target of at least 30% and its 2025 GHG intensity reduction goal of at least 50%, both relative to 2019.

GOVERNANCE: In March, the Marathon Oil Board of Directors appointed Holli C. Ladhani to the Board. Ms. Ladhani most recently served as President and CEO of Select Energy, a provider of end-to-end water management solutions for energy producers. Ms. Ladhani is the second Director added to the Board this year, following the previously announced appointment of Brent Smolik. Following the 2021 Annual Meeting of Stockholders, Marcela Donadio, Director since 2014, is expected to serve as Independent Lead Director. Marathon Oil continues to prioritize strong Board of Director refreshment, independence, and diversity. Of the 8 Directors standing for election this year, 7 are independent, 3 are female, and 2 self-identify as an ethnicity other than Caucasian/White. Average Director tenure is below the S&P 500 average while maintaining a diverse mix of short and longer-tenured Directors that reflects a balance of Company experience and new perspectives.
United States (U.S.)
U.S. production averaged 276,000 net barrels of oil equivalent per day (boed) for first quarter 2021. Oil production averaged 160,000 net barrels of oil per day (bopd). U.S. unit production costs were $4.46 per boe for first quarter.
During first quarter, the Company brought a total of 28 gross Company-operated wells to sales. In the Eagle Ford, Marathon Oil’s first quarter production averaged 77,000 net boed. Oil production averaged 51,000 net bopd on 25 gross Company-operated wells to sales. In the Bakken, production averaged 112,000 net boed, including oil production of 77,000 net bopd. The Company brought just 3 gross Company-operated wells to sales in the Bakken. Oklahoma production averaged 53,000 net boed, including oil production of 12,000 net bopd. Northern Delaware production averaged 26,000 net boed, including oil production of 15,000 net bopd.
International
Equatorial Guinea production averaged 69,000 net boed for first quarter 2021, including 12,000 net bopd of oil. First quarter sales totaled 66,000 net boed, including 9,000 net bopd of oil. Unit production costs averaged $1.68 per boe. First gas was achieved from the 3rd party Alen project in February. Marathon Oil’s equity method investees process Alen gas under a combination of a tolling and profit-sharing agreement, the benefits of which are included in the Company’s share of net income from equity method investees.

Corporate
CASH FLOW AND CAPEX: Net cash provided by operations was $622 million during first quarter 2021, or $637 million before changes in working capital. First quarter capital expenditures totaled $184 million. The company’s $1.0 billion capital expenditure budget for 2021 remains unchanged.

BALANCE SHEET AND RETURN OF CAPITAL: Marathon Oil ended first quarter with total liquidity of $4.1 billion, which consisted of an undrawn revolving credit facility of $3.0 billion and $1.1 billion in cash and cash equivalents. The Company continues to maintain an investment grade credit rating at all three primary rating agencies, with Moody’s recently upgrading their rating outlook to stable.

Subsequent to the end of first quarter, the Company achieved its initial 2021 gross debt reduction target by redeeming its $500 million aggregate principal amount of 2.8% Senior Notes Due 2022. The transaction will reduce annual cash interest expense by $14 million and fully retires the Company’s next significant debt maturity. Having achieved its initial 2021 gross debt reduction target, the Company is now targeting at least $500 million of additional gross debt reduction, bringing its total debt reduction target to at least $1 billion in 2021. Subsequent to the end of first quarter the Company also raised its quarterly base dividend from 3 cents per share to 4 cents per share. These actions are fully consistent with Marathon Oil’s objective to return more than 30% of its cash flow from operations to investors, as the Company successfully progresses both balance sheet enhancement and direct return of capital.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for first quarter 2021 totaled $69 million, primarily due to the income impact associated with unrealized losses on derivative instruments, gain recorded in respect of forward starting interest rate swaps, corporate aircraft lease termination expense, and severance expenses associated with a workforce reduction.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, May 5. On Thursday, May 6, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
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Footnotes:
1 Total Recordable incident rate (TRIR) measures combined employee and contractor workforce incidents per 200,000 work hours

2 Methodology and definitions for GHG emissions and safety performance are based on information from the Company’s 2019 Sustainability Report that can be found on the Company’s website (www.marathonoil.com). The Company reports direct (scope 1) and indirect (scope 2) GHG emissions, with emissions intensity measured by metric tonnes carbon dioxide equivalent (CO2e) emissions per thousand barrels of oil equivalent hydrocarbons produced from Marathon Oil-operated facilities.

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, free cash flow, net cash provided by operations before changes in working capital and total capital expenditures.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains/losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, certain exploration expenses relating to a strategic decision to exit conventional exploration, unrealized derivative gain/loss on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow before dividend (“free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, capital expenditures, and EG LNG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of net cash provided by operations before changes in operating working capital is defined as net cash provided by operating activities adjusted for operating working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Net cash provided by operations before changes in working capital should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of total capital expenditures is a non-GAAP measure. Total capital expenditures is defined as cash additions to property, plant and equipment adjusted for the change in working capital associated with property, plant and equipment and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of certain working capital and other items. Total capital expenditures should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets, future performance, expected free cash flow, emission targets and estimated emission reductions, future debt reduction, balance sheet enhancement, returns of cash flow to investors, business strategy, asset quality, drilling plans, production guidance, and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Rebecca Skiba: 713-296-2584

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2021	2020	2020
Revenues and other income:
Revenues from contracts with customers	$1,177	$822	$1,024
Net gain (loss) on commodity derivatives	(153)	(15)	202
Income (loss) from equity method investments	44	13	(12)
Net gain (loss) on disposal of assets	—	1	9
Other income	3	9	7
Total revenues and other income	1,071	830	1,230
Costs and expenses:
Production	121	137	160
Shipping, handling and other operating	152	164	144
Exploration	21	100	28
Depreciation, depletion and amortization	496	521	644
Impairments	1	46	97
Taxes other than income	74	55	66
General and administrative	89	57	76
Total costs and expenses	954	1,080	1,215
Income (loss) from operations	117	(250)	15
Net interest and other	(13)	(61)	(64)
Other net periodic benefit (costs) credits	3	(2)	—
Loss on early extinguishment of debt	—	(28)	—
Income (loss) before income taxes	107	(341)	(49)
Provision (benefit) for income taxes	10	(3)	(3)
Net income (loss)	$97	$(338)	$(46)

Adjusted Net Income (Loss)
Net income (loss)	$97	$(338)	$(46)
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	(1)	(9)
Proved property impairments	1	46	2
Exploratory dry well costs, unproved property impairments and other	—	78	—
Goodwill impairment	—	—	95
Pension settlement	—	5	2
Unrealized (gain) loss on derivative instruments	82	66	(171)
Unrealized (gain) on interest rate swaps	(41)	(12)	—
Reduction in workforce	11	2	—
Impairment of equity method investment	—	1	—
Loss on early extinguishment of debt	—	28	—
Other	16	27	2
Adjustments for special items	69	240	(79)
Adjusted net income (loss) (a)	$166	$(98)	$(125)
Per diluted share:
Net income (loss)	$0.12	$(0.43)	$(0.06)
Adjusted net income (loss) (a)	$0.21	$(0.12)	$(0.16)
Weighted average diluted shares	789	790	794
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions)	2021	2020	2020
Segment income (loss)
United States	$212	$(33)	$(20)
International	50	29	(1)
Not allocated to segments	(165)	(334)	(25)
Net income (loss)	$97	$(338)	$(46)
Cash flows
Net cash provided by operating activities	$622	$418	$701
Changes in working capital	15	10	(151)
Net cash provided by operating activities before changes in working capital (a)	$637	$428	$550

Free Cash Flow
Net cash provided by operating activities before changes in working capital (a)	$637	$428	$550
Adjustments for free cash flow:
Capital expenditures	(184)	(267)	(569)
EG LNG return of capital and other	(10)	—	1
Free cash flow (a)	$443	$161	$(18)
Capital Expenditures
Cash additions to property, plant and equipment	$(209)	$(253)	$(620)
Change in working capital associated with PP&E	25	(14)	52
Additions to other assets	—	—	(1)
Total capital expenditures (a)	$(184)	$(267)	$(569)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Mar. 31	Dec. 31	Mar. 31	Dec. 31
Net Production	2021	2020	2020	2020
Equivalent Production (mboed)
United States	276	280	340	306
International	69	72	82	77
Total net production	345	352	422	383
Oil Production (mbbld)
United States	160	159	207	177
International	12	13	14	13
Total net production	172	172	221	190

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2021	2020	2020
United States - net sales volumes
Crude oil and condensate (mbbld)	159	159	205
Eagle Ford	50	51	72
Bakken	77	78	88
Oklahoma	12	15	20
Northern Delaware	15	11	17
Other United States (a)	5	4	8
Natural gas liquids (mbbld)	53	54	57
Eagle Ford	12	14	19
Bakken	19	18	12
Oklahoma	17	17	20
Northern Delaware	4	4	5
Other United States (a)	1	1	1
Natural gas (mmcfd)	378	402	454
Eagle Ford	91	103	138
Bakken	93	86	58
Oklahoma	145	164	197
Northern Delaware	35	34	44
Other United States (a)	14	15	17
Total United States (mboed)	275	280	338
International - net sales volumes
Crude oil and condensate (mbbld)	9	14	13
Equatorial Guinea	9	14	13
Natural gas liquids (mbbld)	8	8	9
Equatorial Guinea	8	8	9
Natural gas (mmcfd)	295	306	352
Equatorial Guinea	295	306	352
Total International (mboed)	66	73	81
Total Company - net sales volumes (mboed)	341	353	419
Net sales volumes of equity method investees
LNG (mtd)	3,766	3,510	5,064
Methanol (mtd)	1,092	1,080	1,185
Condensate and LPG (boed)	10,730	10,288	10,638
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2021	2020	2020
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$55.38	$39.71	$44.23
Eagle Ford	57.52	40.69	46.82
Bakken	53.65	38.66	41.14
Oklahoma	55.63	40.43	44.87
Northern Delaware	57.06	41.49	46.78
Other United States (c)	54.83	40.08	47.82
Natural gas liquids ($ per bbl)	$23.94	$16.30	$9.97
Eagle Ford	24.43	16.34	9.50
Bakken	23.22	15.66	8.43
Oklahoma	25.08	17.46	11.69
Northern Delaware	22.60	14.77	8.14
Other United States (c)	20.89	15.10	11.74
Natural gas ($ per mcf)	$6.31	$2.31	$1.60
Eagle Ford	5.78	2.55	1.84
Bakken	2.96	1.49	1.54
Oklahoma	8.36	2.72	1.60
Northern Delaware	7.85	1.75	0.80
Other United States (c)	6.81	2.02	1.94
International - average price realizations
Crude oil and condensate ($ per bbl)	$44.13	$35.08	$36.88
Equatorial Guinea	44.13	35.08	36.88
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$58.14	$42.70	$45.78
Brent (Europe) crude oil (per bbl) (e)	$60.82	$44.29	$50.44
Mont Belvieu NGLs (per bbl) (f)	$23.98	$17.42	$13.27
Henry Hub natural gas (per mmbtu) (g)	$2.69	$2.66	$1.95
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $4.61 for the first quarter 2021 and increased average price realizations by $3.52 and $1.47 for the fourth quarter 2020 and the first quarter 2020.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

Full Year 2021 Production Guidance	Oil Production (mbpod)		Equivalent Production (mboed)
	1Q21	2021 Guidance	1Q21	2021 Guidance
Net production
United States	160	158 - 162	276	270 - 280
International	12	11 - 13	69	60 - 70
Total net production	172	169 - 175	345	330 - 350

The following table sets forth outstanding derivative contracts as of May 3, 2021, and the weighted average prices for those contracts:

	2021
	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	40,000	20,000	10,000
Weighted average price per Bbl:
Ceiling	$61.45	$68.41	$71.64
Floor	$39.75	$47.50	$50.00
Sold put	$29.75	$37.50	$40.00
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	50,000	30,000	30,000
Weighted average price per Bbl:
Ceiling	$52.98	$51.54	$51.54
Floor	$35.80	$35.67	$35.67
Basis Swaps - NYMEX WTI / UHC (a)
Volume (Bbls/day)	15,000	—	—
Weighted average price per Bbl	$(1.80)	$—	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	50,000	—	—
Weighted average price per Bbl	$(0.13)	$—	$—
Natural Gas
Henry Hub (“HH”) Two-Way Collars
Volume (MMBtu/day)	200,000	200,000	200,000
Weighted average price per MMBtu:
Ceiling	$3.05	$3.05	$3.05
Floor	$2.50	$2.50	$2.50
HH Fixed Price Swaps
Volume (MMBtu/day)	50,000	50,000	50,000
Weighted average price per MMBtu	$2.88	$2.88	$2.88
NGL
Fixed Price Ethane Swaps (b)
Volume (Bbls/day)	1,341	2,000	2,000
Weighted average price per Bbl	$10.66	$10.66	$10.66
Fixed Price Propane Swaps (c)
Volume (Bbls/day)	5,000	5,000	5,000
Weighted average price per Bbl	$23.19	$23.19	$23.19
(a)The basis differential price is indexed against U.S. Sweet Clearbrook (“UHC”) and NYMEX WTI.
(b)The fixed price ethane swap is priced at OPIS Mont Belvieu Purity Ethane.
(c)The fixed price propane swap is priced at OPIS Mont Belvieu Non-TET Propane.